Exhibit 5.1

October 18, 2006

SAIC, Inc.

10260 Campus Point Drive

San Diego, California 92121

Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of SAIC, Inc. (the “Company”). As such, I have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission) on October 19, 2006 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the offer and sale of an aggregate of up to 219,000,000 shares (the “Company Shares”) of the Company’s Class A Preferred Stock, par value $0.0001 per share, and Common Stock, par value $0.0001 per share, by the Company pursuant to the 2006 Equity Incentive Plan; 2006 Employee Stock Purchase Plan; Science Applications International Corporation Retirement Plan; Science Applications International Corporation Stock Compensation Plan and Management Stock Compensation Plan; Science Applications International Corporation Key Executive Stock Deferral Plan; Science Applications International Corporation 1999 Stock Incentive Plan; and AMSEC Employees 401(k) Profit Sharing Plan (collectively, the “Plans”).

I am generally familiar with the affairs of the Company. In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation and Bylaws of the Company as currently in effect, (iii) resolutions adopted by the Board of Directors relating to the filing of the Registration Statement and the issuance of the Company Shares thereunder, (iv) the Plans, and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, I am of the opinion that:

The Company Shares that are being offered and sold directly by the Company have been duly authorized for issuance, and when issued and sold in accordance with the Plans and the Registration Statement, will be legally issued, fully paid, and nonassessable.

SAIC, Inc.

October 18, 2006

I hereby consent to the use of my name in the Registration Statement under Item 5 and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DOUGLAS E. SCOTT
Douglas E. Scott
Senior Vice President,
General Counsel and Secretary